SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 18)(1)


                          SHEPMYERS INVESTMENT COMPANY
              -----------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
              -----------------------------------------------------
                         (Title of Class of Securities)

                                   823424 10 6
              -----------------------------------------------------
                                 (CUSIP Number)



------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   823424 10 6               13G                     Page 2 of 14 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Paul E. Spears
       S.S. ####-##-####

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [   ]
                                                             (b)  [ X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            75,567
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             41,585
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             75,567
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       41,585

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       117,152

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       15.2%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   823424 10 6               13G                     Page 3 of 14 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Josephine F. Spears
       S.S. ####-##-####

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [   ]
                                                             (b)  [ X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             41,585
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       41,585

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       41,585

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   823424 10 6               13G                     Page 4 of 14 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Hamilton Bank and Charlotte S. DeVan TTEE UDT    E.I.N. 23-6469332
       Lawrence B. Sheppard Dtd. 4/21/59
       (Note: Patricia S. Winder, a former Trustee, died on July 16, 1995)

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [   ]
                                                             (b)  [ X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            100,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             100,000
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       -0-

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       100,000

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.0%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       00


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   823424 10 6               13G                     Page 5 of 14 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       First National Bank of Pennsylvania, Successor Trustee to S.E. Bank N.A. U/A dated 2/6/40 Executed by H. D. Sheppard fbo Alma S. Tolhurst
                                                              E.I.N. 23-6780362

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [   ]
                                                             (b)  [ X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            46,456
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             46,456
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       -0-

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       46,456

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.0%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       00


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   823424 10 6               13G                     Page 6 of 14 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Henrietta Myers Miller and Hamilton Bank Trustee U/A Dated 5/7/63 Executed by Edna Powl Myers fbo Robert Clinton Myers II et al
       (Henrietta Myers Miller died 10/19/96)                 E.I.N. 23-6268887

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [   ]
                                                             (b)  [ X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             83,660
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       83,660

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       83,660

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       10.9%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       00


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   823424 10 6               13G                     Page 7 of 14 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Robert P. Myers
       S.S. ####-##-####

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [   ]
                                                             (b)  [ X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            112,311
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             112,311
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       -0-

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       112,311

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       14.6%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).                 Name of Issuer.

                           Shepmyers Investment Company


Item 1(b).                 Address of Issuer's Principal Executive Offices.

                           P.O. Box 339
                           Hanover, PA  17331


Item 2(a).                 Name of Person Filing.

                           Paul E. Spears

                           Josephine F. Spears

                           Robert P. Myers

                           Hamilton Bank and Charlotte S. DeVan TTEE UDT Lawrence B. Sheppard Dtd 4/21/59

                           First National Bank of Pennsylvania, Successor Trustee to S.E. Bank, N.A. U/A dated 2/6/40 Executed by H. D. Sheppard fbo Alma S. Tolhurst

                           Henrietta Myers Miller and Hamilton Bank Trustees U/A Dtd. 5/7/63 executed by Edna Powl Myers fbo Robert Clinton Myers II et al (Henrietta Myers Miller died on 10/19/96)


Item 2(b).                 Address of Principal Business Office or, if None,
                           Residence.

                           Paul E. Spears
                           106 Oak Street
                           Hanover, PA  17331

                           Josephine F. Spears
                           106 Oak Street
                           Hanover, PA  17331

                           Robert P. Myers
                           Post Office Box 389
                           Belgrade, MT 59714

Itme 2(b) continued

                           Hamilton Bank
                           c/o Nancy Klahold
                           Vice President & Trust Officer
                           12 East Market Street
                           York, PA  17405

                           First National Bank of Pennsylvania
                           c/o Colin C. Appleton, Sr. Vice President &
                           Trust Officer
                           Hermitage Square
                           Hermitage, PA  16148


Item 2(c).                 Citizenship

                           Paul E. Spears:  USA
                           Josephine F. Spears:  USA
                           Robert P. Myers: USA
                           Hamilton Bank and Charlotte S. DeVan TTEE UDT Lawrence B. Sheppard Dtd 4/21/59: USA
                           First National Bank of Pennsylvania, Successor Trustee to S.E. Bank N.A. U/A dated 2/6/40
                           Executed by H.D. Sheppard fbo Alma S. Tolhurst:
                           USA
                           Henrietta Myers Miller and Hamilton Bank Trustees U/A dated 5/7/63 executed by Edna Powl Myers fbo Robert Clinton Myers II et al: USA (Henrietta Myers Miller died on 10/19/96)


Item 2(d).                 Title of Class of Securities

                           Common Stock


Item 2(e).                 CUSIP NUMBER

                           823424 10 6

Item 3.                    Statement Filed Pursuant to Rules 13d-1(b) or
                           13d-2(b)

                           Not applicable

Item 4.         Ownership.

                A.       Paul E. Spears
                         (a)     Amount Beneficially Owned:  117,152
                         (b)     Percent of Class:  15.2%
                         (c)     Number of Shares as to Which Such Person
                                 Has:
                                   (i)    sole power to vote or to
                                          direct the vote:  75,567
                                  (ii)    shared power to vote or to
                                          direct the vote:  41,585
                                 (iii)    sole power to dispose or to
                                          direct the disposition of:
                                          75,567
                                  (iv)    shared power to dispose or to
                                          direct the disposition of:
                                          41,585

                B.       Josephine F. Spears
                         (a)     Amount Beneficially Owned:  41,585
                         (b)     Percent of Class:  5.4%
                         (c)     Number of Shares as to Which Such Person
                                 Has:
                                   (i)    sole power to vote or to
                                          direct the vote:  -0-
                                  (ii)    shared power to vote or to
                                          direct the vote:  41,585
                                 (iii)    sole power to dispose or to
                                          direct the disposition of:
                                          -0-
                                  (iv)    shared power to dispose or to
                                          direct the disposition of:
                                          41,585

                C.       Robert P. Myers
                         (a)     Amount Beneficially Owned: 112,311
                         (b)     Percent of Class: 14.6%
                         (c)     Number of Shares as to Which Such Person
                                 Has:
                                  (i)     sole power to vote or to direct the
                                          vote: 112,311
                                 (ii)     shared power to vote or to direct
                                          the vote: -0-
                                (iii)     sole power to dispose or to direct
                                          the disposition of: 112,311
                                 (iv)     shared power to dispose or to
                                          direct the disposition of: -0-

                D. Hamilton Bank and Charlotte S. DeVan TTEE UDT Lawrence B. Sheppard Dtd 4/21/59

                         (a)     Amount Beneficially Owned:  100,000
                         (b)     Percent of Class:  13.0%
                         (c)     Number of Shares as to Which Such Person
                                 Has:
                                   (i)    sole power to vote or to
                                          direct the vote:  100,000
                                  (ii)    shared power to vote or to
                                          direct the vote:  -0-
                                 (iii)    sole power to dispose or to
                                          direct the disposition of:
                                          100,000
                                  (iv)    shared power to dispose or to
                                          direct the disposition of:
                                          -0-

                E.       First National Bank of Pennsylvania,
                         Successor Trustee to S.E. Bank, N.A. U/A
                         dated 2/6/40 Executed by H. D. Sheppard fbo
                         Alma S. Tolhurst
                         (a)     Amount Beneficially Owned:  46,456
                         (b)     Percent of Class:  6.0%
                         (c)     Number of Shares as to Which Such Person
                                 Has:
                                   (i)    sole power to vote or to
                                          direct the vote:  46,456
                                  (ii)    shared power to vote or to
                                          direct the vote:  -0-
                                 (iii)    sole power to dispose or to
                                          direct the disposition of:
                                          46,456
                                  (iv)    shared power to dispose or to
                                          direct the disposition of:
                                          -0-

                F.       Henrietta Myers Miller and Hamilton Bank
                         TTEES U/A Dtd. 5/7/63 executed by Edna Powl
                         Myers fbo Robert Clinton Myers II et al
                         (Henrietta Myers Miller died on 10/19/96)
                         (a)     Amount Beneficially Owned:  83,660
                         (b)     Percent of Class:  10.9%
                         (c)     Number of Shares as to Which Such Person
                                 Has:
                                   (i)    sole power to vote or to
                                          direct the vote:  -0-
                                  (ii)    shared power to vote or to
                                          direct the vote:  83,660
                                 (iii)    sole power to dispose or to
                                          direct the disposition of:
                                          -0-

                                  (iv)    shared power to dispose or to
                                          direct the disposition of:
                                          83,660


Item 5.         Ownership of Five Percent or Less of a Class

                Not applicable


Item 6.         Ownership of More than Five Percent on Behalf of
                Another Person

                Charlotte S. DeVan (33.33%)
                Lawrence S. DeVan (11.11%)
                William T. DeVan, Jr. (11.11%)
                Russell N. DeVan (11.11%)
                Patricia C. Winder (11.11%)
                Russell C. Williams (11.11%)
                Tom Williams, Sr. (11.11%)

                are the income beneficiaries of 100,000 shares listed under Item 4D(a) above.


Item 7.         Identification and Classification of the
                Subsidiary Which Acquired the Security Being
                Reported on by the Parent Holding Company.

                Not applicable


Item 8. Identification and Classification of Members of the Group.

                The persons making this filing disclaim that they act as a group with each other or any other persons with respect to any of the equity securities of the issuer named in Item 1(a)


Item 9.         Notice of Dissolution of Group.

                Not applicable

Item 10.        Certification.

                Not applicable

                                   Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 6, 1997                          /s/ Paul E. Spears
                                          -------------------------------------
                                          Paul E. Spears



                                          /s/ Josephine F. Spears
                                          -------------------------------------
                                          Josephine F. Spears


                                          /s/ Robert P. Myers
                                          --------------------------------------
                                          Robert P. Myers


                                          /s/ Larry E. Weaver
                                          --------------------------------------
                                          Hamilton Bank, Trustee
                                          Larry E. Weaver
                                          Trust Officer


                                          /s/ Colin C. Appleton
                                          --------------------------------------
                                          First National Bank of
                                          Pennsylvania, Trustee
                                          Colin C. Appleton
                                          Senior Vice President and Trust
                                          Officer



The filing of this statement shall not be construed as an admission that the reporting persons are, for the purpose of the Securities Exchange Act of 1934, the beneficial owners of the securities covered by the statement.

                                                                   Page 14 of 14
                                     EXHIBIT


We agree that Amendment No. 18 to the Schedule 13G of even date herewith, signed by each of us, is filed on behalf of each of us.



February 6, 1997                           /s/ Paul E. Spears
                                          --------------------------------------
                                          Paul E. Spears



                                          /s/ Josephine F. Spears
                                          --------------------------------------
                                          Josephine F. Spears


                                          /s/ Robert P. Myers
                                          --------------------------------------
                                          Robert P. Myers


                                          /s/ Larry E. Weaver
                                          --------------------------------------
                                          Hamilton Bank, Trustee
                                          Larry E. Weaver
                                          Trust Officer


                                          /s/ Colin C. Appleton
                                          --------------------------------------
                                          First National Bank of
                                          Pennsylvania, Trustee
                                          Colin C. Appleton
                                          Senior Vice President and Trust
                                          Officer